Exhibit 4.1

EXECUTION COPY

FIRST AMENDMENT TO RIGHTS AGREEMENT

This Amendment dated as of April 2, 2008 (this “Amendment”) to the Rights Agreement, dated as of October 22, 2007 (the “Rights Agreement”), between Patriot Coal Corporation, a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, a New York chartered bank, as Rights Agent (the “Rights Agent”).  Capitalized terms used herein and not defined shall have the meanings specified in the Rights Agreement.

WHEREAS, the Company and the Rights Agent are parties to the Rights Agreement;

WHEREAS, the Company proposes to enter into an Agreement and Plan of Merger Agreement, dated as of April 2, 2008 (as amended, supplemented, modified or replaced from time to time, the “Merger Agreement”), by and among the Company, Colt Merger Corporation, a Delaware corporation (“Merger Subsidiary”), Magnum Coal Company, a Delaware corporation (“Magnum”), and ArcLight Energy Partners Fund I, L.P. and ArcLight Energy Partners Fund II, L.P., acting jointly, as Stockholder Representative, as well as the Transaction Documents (as such term is defined in the Merger Agreement), providing for, among other transactions, the merger of Merger Subsidiary with and into Magnum, with Magnum being the surviving corporation (the “Merger”) and the issuance of Common Shares to the Stockholders (as defined in the Merger Agreement) as consideration for the Merger (such issuance, the “Company Stock Issuance”);

WHEREAS, Section 27 of the Rights Agreement permits the Company to amend the Rights Agreement;

WHEREAS, the Board of Directors of the Company has determined that the Merger Agreement and the terms and conditions set forth therein and the transactions contemplated thereby, including, without limitation, the Merger and the Company Stock Issuance, are in the best interests of the Company and its shareholders;

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its shareholders to modify the terms of the Rights Agreement to exempt the Merger Agreement and all of the transactions contemplated thereby including, without limitation, the Merger and the Company Stock Issuance, from the application of the Rights Agreement, and in connection therewith the Company is entering into this Amendment and directing the Rights Agent to enter into this Amendment; and

WHEREAS, all acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

NOW, THEREFORE, in consideration of the promises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Company and the Rights Agent hereby agree as follows:

A.           Amendment of Certain Definitions.

Section 1 of the Rights Agreement is supplemented to add the following definitions in the appropriate alphabetical locations:

“ArcLight Funds” shall mean ArcLight Energy Partners Fund I, L.P. and ArcLight Energy Partners Fund II, L.P.

“Company Stock Issuance” shall mean the issuance of Common Shares to the Stockholders pursuant to the Merger Agreement.

“Magnum Transactions” shall mean the transactions contemplated by the Magnum Transaction Documents.

“Magnum Transaction Documents” shall mean the Transaction Documents (as such term is defined in the Merger Agreement), as each may be amended from time to time.

“Merger” shall mean the “Merger” as such term is defined in the Merger Agreement.

“Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of April 2, 2008, by and among the Company, Colt Merger Corporation, a Delaware corporation, Magnum Coal Company, a Delaware corporation, and ArcLight Energy Partners Fund I, L.P. and ArcLight Energy Partners Fund II, L.P., acting jointly, as Stockholder Representative, as amended from time to time.

“Stockholders” shall have the meaning ascribed to such term in the Merger Agreement.

Section 1(a) of the Rights Agreement is hereby amended by restating the last sentence thereof in its entirety as follows:

“Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable (as determined in good faith by the Board of Directors) a sufficient number of Common Shares so that such Person would no longer be an “Acquiring Person,” as defined pursuant to the provisions of this paragraph (a), then such Person shall not therefor be deemed to be an “Acquiring Person” for any purposes of this Agreement.”

Section 1(a) of the Rights Agreement is hereby further amended and supplemented by adding the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, (i) no Stockholder or any of its Affiliates or Associates shall be deemed to be an Acquiring Person solely by virtue of (A) the approval, execution and delivery of any of the Magnum Transaction Documents or any amendment thereof approved in advance by the Board of Directors of the Company, (B) the consummation of any of the Magnum Transactions, (C) the consummation of the Merger or (D) the Company Stock Issuance and (ii) none of the ArcLight Funds or their respective Affiliates or Associates shall be deemed to be an Acquiring Person as a result of being the Beneficial Owner of greater than 15% of the Common Shares of the Company then outstanding; provided, that such Beneficial Ownership relates solely to Common Shares that were issued to the ArcLight Funds in the Company Stock Issuance; provided, further that if at any time the ArcLight Funds or their respective Affiliates or Associates are or become the Beneficial Owner of any other Common Shares and at such time the ArcLight Funds are or become the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding, then the exception set forth in this clause (ii) shall not apply and the ArcLight Funds shall be deemed to be an Acquiring Person (unless the Board of Directors of the Company determines in good faith that the ArcLight Funds have inadvertently become the Beneficial Owner of such other Common Shares and the ArcLight Funds divest such other Common Shares as promptly as practicable (as determined in good faith by the Board of Directors)).”

Section 1(d) of the Rights Agreement is hereby amended and supplemented by adding the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, no party to any of the Magnum Transaction Documents shall be deemed to be the Beneficial Owner of any Common Shares held by any other party to any such agreement solely by virtue of the execution and delivery of such Magnum Transaction Document or any amendment thereof approved in advance by the Board of Directors of the Company or the performance of such party’s rights and obligations under such agreements or any such amendment.”

Section 1(x) of the Rights Agreement is hereby amended and supplemented by adding the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, a Shares Acquisition Date shall not be deemed to have occurred solely as the result of (i) the approval, execution and delivery of the Magnum Transaction Documents or any amendment thereof approved in advance by the Board of Directors of the Company, (ii) the consummation of any of the Magnum Transactions, (iii) the consummation of the Merger or (iv) the Company Stock Issuance.”

B.           Amendment of Section 3.  Section 3(a) of the Rights Agreement is hereby amended and supplemented by adding the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely as the result of (i) the approval, execution and delivery of the Magnum Transaction Documents or any amendment thereof approved in advance by the Board of Directors of the Company, (ii) the consummation of any of the Magnum Transactions, (iii) the consummation of the Merger or (iv) the Company Stock Issuance.”

Furthermore, Section 3 of the Rights Agreement is hereby amended and supplemented by adding the following sentence at the end thereof as Section 3(d):

“(d) Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Agreement, and no holder of Rights shall be entitled to exercise such Rights, solely by virtue of (i) the approval, execution and delivery of the Magnum Transaction Documents or any amendment thereof approved in advance by the Board of Directors of the Company, (ii) the consummation of any of the Magnum Transactions, (iii) the consummation of the Merger or (iv) the Company Stock Issuance.”

C.           Effect of Amendment.  Except as expressly set forth herein, the Rights Agreement shall not by implication or otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect, as amended hereby.  This Amendment shall be construed in accordance with and as a part of the Rights Agreement, and all terms, conditions, representations, warranties, covenants and agreements set forth in the Rights Agreement and each other instrument or agreement referred to therein, except as herein amended, are hereby ratified and confirmed.  To the extent that there is a conflict between the terms and provisions of the Rights Agreement and this Amendment, the terms and provisions of this Amendment shall govern for purposes of the subject matter of this Amendment only.

D.           Waiver of Notice.  The Rights Agent and the Company hereby waive any notice requirement with respect to each other under the Rights Agreement, if any, pertaining to the matters covered by this Amendment.

E.           Severability.  If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this

Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated.

F.           Governing Law.  This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

G.           Counterparts.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

H.           Effective Date of Amendment.  This Amendment shall be deemed effective as of the date first written above, as if executed on such date.

I.           Descriptive Headings.  Descriptive headings appear herein for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

PATRIOT COAL CORPORATION

By:	/s/ Joseph W. Bean
Name: Joseph W. Bean
Title: Senior Vice President, General Counsel & Corporate Secretary

AMERICAN STOCK TRANSFER & TRUST COMPANY

By:	/s/ Herbert J. Lemmer
Name: Herbert J. Lemmer
Title: Vice President